Exhibit 99.11

Section C

THE GOVERNMENT’S FINANCIAL FRAMEWORK

Introduction				C.3

1.	Return to fiscal balance in 2013-2014			C.5

	1.1	Change in the budgetary balance		C.5

	1.2	Adjustments to the financial framework		C.8

2.	Updating of the financial framework			C.9

	2.1	Budgetary revenue		C.9

		2.1.1	Own-source revenue excluding government enterprises	C.10

		2.1.2	Revenue from government enterprises	C.18

		2.1.3	Revenues from federal transfers	C.22

	2.2	Budgetary expenditure		C.24

		2.2.1	Spending by government departments	C.25

		2.2.2	Debt service	C.29

	2.3	Consolidated expenditure		C.31

3.	Consolidated revenue and expenditure			C.36

	3.1	Change in consolidated revenue and expenditure from 2012-2013 to 2014-2015		C.37

	3.2	Consolidated entities		C.45

		3.2.1	Special funds	C.46

		3.2.2	Generations Fund	C.48

		3.2.3	Non-budget-funded bodies	C.49

		3.2.4	Health and social services and education networks	C.51

4.	Public capital investments			C.52

5.	Non-budgetary transactions			C.54

6.	Net financial requirements			C.58

Appendix 1:			Investment projects by government enterprises	C.60

Appendix 2:			Government transfers	C.62

C.1

INTRODUCTION

This section of the Budget Plan presents the forecasts for fiscal 2012-2013 and the government’s budgetary and financial stance for 2013-2014 and 2014-2015.1

The information provided concerns:

—               consolidated financial and budgetary transactions for the period from 2012-2013 to 2014-2015, including the impact of the various measures announced in this budget;

—               the change in budgetary revenue and expenditure, as well as adjustments made since the March 2012 budget;

—               consolidated expenditure;

—               the results of the consolidated entities, particularly the special funds, non-budget-funded bodies and the health and social services and education networks;

—               the government’s capital investments as a whole;

—               the government’s non-budgetary transactions and net financial requirements.

Lastly, the five-year financial framework for Budget 2013-2014, or the government’s financial forecasts up to 2017-2018, is presented in section A.

[1]	Throughout this section, the budgetary data for 2011-2012 are actual data and those for 2012-2013 and subsequent years are forecasts.

The Government’s
Financial Framework	C.3

1.                       RETURN TO FISCAL BALANCE IN 2013-2014

1.1                         Change in the budgetary balance

As forecast, the budgetary balance for 2012-2013 is in deficit by $1.5 billion, excluding the $1.8-billion accounting impact of Hydro-Québec’s extraordinary loss on the closure of the Gentilly-2 nuclear power plant.

As of 2013-2014, the level of spending will be comparable with that of revenue, making it possible to restore fiscal balance. The financial framework also includes a contingency reserve of $200 million in 2012-2013, $400 million in 2013-2014 and $500 million a year thereafter. A difference of $430 million will still have to be offset as of 2014-2015. This is an improvement over the $875-million difference forecast in Budget 2012-2013.

TABLE C.1

Summary of consolidated budgetary transactions from 2012-2013 to 2014-2015

(millions of dollars)

	2012-2013	2013-2014	2014-2015

BUDGETARY REVENUE
Own-source revenue	53 192	56 215	58 580
Federal transfers	15 705	16 145	15 892
Total	68 897	72 360	74 472
BUDGETARY EXPENDITURE
Program spending	–62 642	–63 791	–65 350
Debt service	–7 917	–8 601	–8 735
Total	–70 559	–72 392	–74 085
CONSOLIDATED ENTITIES
Non-budget-funded bodies and special funds	462	432	–317
Networks – Health and social services and education	–100	—	—
Generations Fund	879	1 039	1 386
Total	1 241	1 471	1 069
Contingency reserves	–200	–400	–500
Difference to be offset	—	—	430
Extraordinary loss – Closure of Gentilly-2	–1 805	—	—
SURPLUS (DEFICIT)	–2 426	1 039	1 386

BALANCED BUDGET ACT

SURPLUS (DEFICIT)	–2 426	1 039	1 386
Deposits of dedicated revenues in the Generations Fund	–879	–1 039	–1 386
Exclusion of extraordinary loss	1 805	—	—
BUDGETARY BALANCE(1),(2)	–1 500	—	—

(1)

For 2012-2013, the budgetary balance excludes the $1.8-billion accounting impact of Hydro-Québec’s extraordinary loss on the closure of the Gentilly-2 nuclear power plant. The ultimate impact will be established in Hydro-Québec’s financial statements as at December 31, 2012.

(2)	Budgetary balance within the meaning of the Balanced Budget Act.

The Government’s
Financial Framework	C.5

❑    Addition of contingency reserves

The financial framework of Budget 2012-2013 included a contingency reserve of $300 million for 2012-2013 and $200 million for 2013-2014.

Budget 2013-2014 provides for the use of $100 million from the contingency reserve in 2012-2013, thus reducing the reserve to $200 million.

As a precaution, a contingency reserve of $400 million is now established for 2013-2014, which represents a increase of $200 million compared with Budget 2012-2013. In addition, a reserve of $500 million will be introduced as of 2014-2015.

TABLE C.2

Contingency reserves

(millions of dollars)

	2012-2013	2013-2014	2014-2015
Budget 2012-2013	300	200	—
Adjustments	–100	200	500
Budget 2013-2014	200	400	500

Budget 2013-2014
C.6	Budget Plan

Results for 2011-2012

According to Public Accounts 2011-2012, the budgetary balance for the purposes of the Balanced Budget Act, was in deficit by $2.6 billion for the year ended March 31, 2012. This represents an improvement of $672 million in the budgetary balance relative to the deficit of $3.3 billion forecast in the March 2012 budget. This improvement is due primarily to:

–	a downward adjustment of $104 million in debt service;

–	an improvement of $403 million in the results of the consolidated entities, due essentially to the fact that certain infrastructure projects are being implemented less rapidly than expected;

–	the elimination of the $300-million contingency reserve, since the government did not use it.

These improvements have been partially offset by a $119-million increase in program spending, resulting mainly from additional spending for medical services.

Adjustments to the budgetary balance for 2011-2012 since Budget 2012-2013(1) (millions of dollars)

	Budget 2012-2013	Adjustments	Actual results 2011-2012

Own-source revenue	45 600	–77	45 523
Government enterprises	4 764	–15	4 749
Federal transfers	15 175	68	15 243
Total budgetary revenue	65 539	–24	65 515
Program spending	–61 384	–119	–61 503
Debt service	–7 452	104	–7 348
Total budgetary expenditure	–68 836	–15	–68 851
Consolidated entities	1 145	403	1 548
Contingency reserve	–300	300	—
SURPLUS (DEFICIT)	–2 452	664	–1 788

BALANCED BUDGET ACT
SURPLUS (DEFICIT)	–2 452	664	–1 788
Deposits of dedicated revenues in the Generations Fund	–848	8	–840
BUDGETARY BALANCE(1)	–3 300	672	–2 628
As a % of GDP	1.0		0.8

(1) Budgetary balance within the meaning of the Balanced Budget Act. Source: Public Accounts 2011-2012.

The Government’s
Financial Framework	C.7

1.2                         Adjustments to the financial framework

The government confirms that the budgetary target of $1.5 billion will be achieved in 2012-2013 and fiscal balance will be restored as of 2013-2014.

❑               Budgetary restraint efforts

The adjustments to the financial framework stemming from the economic outlook, as well as certain decisions made by the government in the past, call for major budgetary efforts.

—               These efforts will total $1.4 billion in 2013-2014 and $2.8 billion in 2014-2015.

For this purpose, the government is introducing a balanced approach that involves increased control of spending, including the reduction of public capital investment levels, as well as revenue efforts. The details of these measures are described in Section A.

TABLE C.3

Adjustments to the budgetary balance since Budget 2012-2013

(millions of dollars)

	2012-2013	2013-2014	2014-2015

BUDGETARY BALANCE – BUDGET 2012-2013	–1 500	—	—
Budgetary shortfall
Adjustments stemming from the economic outlook	–195	–605	–287
Gaps relative to the spending objectives in Budget 2012-2013	—	–829	–1 625
Gap to be offset – Budget 2012-2013	—	—	–875
Total budgetary shortfall	–195	–1 434	–2 787
Spending efforts	—	954	2 035
Efficiency initiatives	—	438	535
Revenue efforts	95	310	441
Cost of the other measures in Budget 2013-2014	—	–68	–54

Deposit in the Generations Fund of revenue from the increase in the specific tax on alcoholic beverages	—	—	–100
Contingency reserves	100	–200	–500
Difference to be offset	—	—	430
BUDGETARY BALANCE IN BUDGET 2013-2014(1)	–1 500	—	—

(1)        For 2012-2013, the budgetary balance excludes the $1.8-billion accounting impact of Hydro-Québec’s extraordinary loss on the closure of the Gentilly-2 nuclear power plant. The ultimate impact will be established in Hydro-Québec’s financial statements as at December 31, 2012.

Budget 2013-2014
C.8	Budget Plan

2.                       UPDATING OF THE FINANCIAL FRAMEWORK

This section presents the updated budgetary revenue and expenditure for 2012-2013 to 2014-2015, and the principal adjustments made since the last budget.

2.1                         Budgetary revenue

The government’s budgetary revenue is expected to total $68.9 billion in 2012-2013, i.e. $53.2 billion in own-source revenue and $15.7 billion de dollars in federal transfers.

Budgetary revenue should grow by 5.0% in 2013-2014 and 2.9% in 2014-2015.

TABLE C.4

General fund
Change in budgetary revenue

(millions of dollars)

	Budget 2012-2013		Budget 2013-2014

	2012-2013	Adjustments	2012-2013	2013-2014	2014-2015

Own-source revenue

Own-source revenue excluding government enterprises	48 703	–431	48 272	51 107	53 376
% change	6.8		6.0	5.9	4.4
Government enterprises	4 895	25	4 920	5 108	5 204
% change	2.7		3.6	3.8	3.7 (1)
Subtotal	53 598	–406	53 192	56 215	58 580
% change	6.4		5.8	5.7	4.2
Federal transfers	15 797	–92	15 705	16 145	15 892
% change	4.1		3.0	2.8	–1.6
TOTAL	69 395	–498	68 897	72 360	74 472
% change	5.9		5.2	5.0	2.9

(1)        Excludes the impact of revenue from Hydro-Québec allocated to the Generations Fund.

The Government’s
Financial Framework	C.9

2.1.1                Own-source revenue excluding government enterprises

❑               Downward adjustments in 2012-2013

The forecasts for fiscal 2012-2013 show that own-source revenue, excluding government enterprises, is adjusted downward by $431 million compared with the forecast in the March 2012 budget. It posts an increase of 6.0% compared with 7.4% the previous year.

¡                   Adjustments to own-source revenue by source

The forecasts for fiscal 2012-2013 show that revenue from personal income tax will be revised downward by $179 million compared with the level forecast in Budget 2012-2013, reflecting in particular the recurrence of the lower level of tax payable for 2011.

Contributions to the health services fund are adjusted upward by $121 million, reflecting the tax receipts observed since the beginning of 2012.

As for revenue from corporate taxes, it is revised downward by $115 million compared with the level forecast in Budget 2012-2013, reflecting essentially the lower-than-anticipated growth in corporate profits in 2012.

Consumption tax revenue is adjusted downward by $240 million in 2012-2013. This adjustment is due in particular to the $265-million decrease in sales tax revenue, stemming notably from the recurrence of the lower revenue recorded in 2011-2012 and the downward adjustment in household consumption in 2012.

—	The additional revenue from the increase in the specific tax on tobacco products and that on alcoholic beverages will make it possible to partially offset this adjustment.

	—	The increase of $4.00 per carton of 200 cigarettes in the specific tax on tobacco products, on November 21, 2012, will bring in $43 million in additional revenue in 2012-2013.

	—	As for the increase in the specific tax on alcoholic beverages, on November 21, 2012, it will generate $33 million in revenue in 2012-2013.

Budget 2013-2014
C.10	Budget Plan

Revenue in respect of natural resources is revised downward by $124 million, essentially because of a higher-than-expected decline in mining revenue.

—

This adjustment can be attributed in particular to a reduction in the output of certain mining corporations, owing to weakening demand, and a decrease in the price of mineral substances, including metals, since the beginning of 2012.

Other revenue is adjusted upward by $106 million, and can be attributed notably to interest income and revenue from fines, forfeitures and recoveries.

TABLE C.5

General fund

Change in own-source revenue excluding government enterprises

(millions of dollars)

	Budget 2012-2013		Budget 2013-2014

	2012-2013	Adjustments	2012-2013	2013-2014	2014-2015

Personal income tax	19 547	–179	19 368	20 365	21 442
% change	3.4		2.0	5.1	5.3
Health services fund	6 386	121	6 507	6 752	6 987
% change	3.6		4.2	3.8	3.5
Corporate taxes	4 324	–115	4 209	4 652	5 120
% change	6.0		8.1	10.5	10.1
Consumption taxes	16 450	–240	16 210	17 231	17 579
% change	13.1		12.4	6.3	2.0
Natural resources	357	–124	233	300	401
% change	–2.5		–31.5	28.8	33.7
Other revenue	1 639	106	1 745	1 807	1 847
% change	5.8		6.1	3.6	2.2
TOTAL	48 703	–431	48 272	51 107	53 376
% change	6.8		6.0	5.9	4.4

The Government’s
Financial Framework	C.11

❑               Change in revenue by source in 2013-2014 and 2014-2015

In 2013-2014 and 2014-2015, own-source revenue, excluding government enterprises, will increase by 5.9% and 4.4% respectively. This growth rate, which is above that of the economy, is due in particular to efforts to fight tax evasion and to the increases in the compensatory tax on financial institutions and the specific taxes on tobacco products and alcoholic beverages.

More specifically, personal income tax, the main source of government revenue, is expected to grow by 5.1% in 2013-2014 and 5.3% in 2014-2015, to $20.4 billion and $21.4 billion respectively.

—

This change reflects notably the growth in personal income combined with the the progressive nature of the tax system. It also reflects the growing contribution of pension income to the growth in income subject to tax, particularly income from private pension plans.

Contributions to the health services fund will climb by 3.8% in 2013-2014 and 3.5% in 2014-2015, in accordance with the anticipated growth in salaries and wages.

Revenue from corporate taxes should increase by 10.5% in 2013-2014 and 10.1% in 2014-2015, to $4.7 billion and $5.1 billion respectively.

—

This change is due essentially to the growth in corporate profits, which will translate into an increase in the taxable income and tax payable of corporations, as well as to additional efforts to fight tax evasion.

Revenue from consumption taxes will grow by 6.3% and 2.0% in 2013-2014 and 2014-2015 respectively.

—	In 2013-2014, the increase in revenue is explained in particular by the growth in household consumption in 2013.

	—	It is also explained by the impact of the agreement on the harmonization of the QST with the GST.

–

Accordingly, as of January 1, 2013, Québec will no longer grant input tax refunds (ITRs) on supplies used for the sale of financial services. This will have a positive impact on consumption tax revenue.

	—	In addition, the growth in revenue will be stimulated by the increase in the specific tax on tobacco products and that on alcoholic beverages.

—	In 2014-2015, revenue from consumption taxes will rise by 2.0% because of the combined impact of growth in consumption and the anticipated decline in residential construction in 2014.

Budget 2013-2014
C.12	Budget Plan

Revenue from natural resources will climb by $67 million in 2013-2014 and $101 million in 2014-2015, to $300 million and $401 million respectively.

—

The growth in 2013-2014 stems essentially from the gradual increase in mining duties and the rise in forest royalties. Indeed, the coming into force of the new forest regime will result in particular in an increase in the volumes of timber harvested and in the auctioning of part of the timber available on public land.

—	The growth in revenue in 2014-2015 is explained primarily by the increase in mining royalties attributable to the anticipated growth in mining output and profits.

❑               Change in revenue compatible with that of the economy

Overall, for the next two years, anticipated growth in own-source revenue, excluding government enterprises, is compatible with nominal economic growth, leaving aside the financial impact of the fiscal measures in this budget and the efforts to fight tax evasion.

The Government’s
Financial Framework	C.13

Allocation of revenue from the specific taxes on fuel, tobacco products and alcoholic beverages

The specific taxes on fuel, tobacco products and alcoholic beverages are consumption taxes. Revenue from these specific taxes is allocated in part to various funds dedicated to financing specific activities, such as the funding of the road network, public transit and culture or to certain public services (incentives for physical activity and the adoption of a healthy lifestyle).

Fuel taxes

For 2012-2013, the government’s own-source revenue from the specific taxes on fuel totals $2.2 billion. This amount includes:

–

revenue from the specific tax of 3 cents per litre on kerosene fuel (domestic), aviation fuel and fuel oil for locomotives, paid into the general fund to finance the government’s missions ($18 million);

–

revenue from the specific tax of 18.2 cents and 19.2 cents per litre on gasoline and diesel fuel (non-coloured fuel oil) respectively, paid into the Land Transportation Network Fund (FORT) to finance the road network and public transit infrastructure ($2 086 million):

•

revenue from FORT, which also includes revenue from the specific tax of 1 cent per litre sold within the territory of the Gaspésie–Îles-de-la-Madeleine, administrative region, in place since July 1, 2012, to improve public transportation services in this region ($1 million);

–

revenue from the specific tax of 3 cents per litre of gasoline sold within the territory of the Agence métropolitaine de transport (AMT) for public transportation services in the metropolitan Montréal region ($97 million).

Allocation of revenue from the specific taxes on fuel
(millions of dollars)

	2012-2013	2013-2014	2014-2015

General fund	18	19	19

FORT	2 086	2 266	2 301

AMT	97	98	99

TOTAL REVENUE	2 201	2 383	2 419

C.14	Budget 2013-2014 Budget Plan

Allocation of revenue from the specific taxes on fuel, tobacco products and alcoholic beverages (cont.)

Tax on tobacco products

Tax revenue from the sale of tobacco products amounts to $878 million for 2012-2013, including:

–	$757 million paid into the general fund, including additional revenue of $43 million resulting from the increase in the tax on tobacco products;

–	$121 million allocated to various special funds.

Allocation of revenue from the specific tax on tobacco products
(millions of dollars)

	2012-2013	2013-2014	2014-2015

General fund	714	733	707

- Impact of the tax increase	43	130	130

Subtotal	757	863	837

Special funds

- Sports and Physical Activity Development Fund(1)	55	55	55

- Québec Cultural Heritage Fund(1)	16	16	16

- Fund for the Promotion of a Healthy Lifestyle	20	20	20

- Early Childhood Development Fund	15	15	15

- Caregiver Support Fund	15	15	15

Subtotal	121	121	121

TOTAL REVENUE	878	984	958

(1) Includes the fiscal measures contained in Budget 2012-2013.

The Government’s Financial Framework	C.15

Allocation of revenue from the specific taxes on fuel, tobacco products and alcoholic beverages (cont.)

Specific tax on alcoholic beverages

Tax revenue from the sale of alcoholic beverages will total $471 million in 2012-2013 and $544 million in 2013-2014.

–	Indeed, following the increase in the tax on alcoholic beverages, the revenue paid into the general fund will be enhanced by $33 million for 2012-2013 and $100 million for 2013-2014.

–	As of 2014-2015, the new revenue derived from the increase in the tax on alcoholic beverages will be deposited in the Generations Fund.

Allocation of revenue from the specific tax on alcoholic beverages
(millions of dollars)

	2012-2013	2013-2014	2014-2015

General fund	438	444	452

- Impact of the tax increase	33	100	—

Subtotal	471	544	452

Special fund

- Generations Fund	—	—	100

TOTAL REVENUE	471	544	552

C.16	Budget 2013-2014 Budget Plan

Revenue from natural resources

The government uses various means to enable Quebecers to benefit fully from their natural resources. For example, it collects royalties on resource development, as well as revenue from the attribution of licences.

–

An exploration licence confers on the holder an exclusive right for exploration and the future development of the resource concerned and a lease (or right) to develop enables the holder to develop the resource in exchange for the payment of an annual rent.

In addition, to enable future generations to benefit from natural resource development and to ensure the sustainable development of our resources, the government has decided to devote a portion of the revenue derived from natural resources to:

–	reducing the debt through deposits in the Generations Fund. As of 2015-2016, all mining duties will be deposited in the Generations Fund. This will represent about $325 million per year;

–

funding geoscientific work and data acquisition, as well as research on and the development of techniques for the exploration, development, redevelopment and rehabilitation of mining sites (Natural Resources Fund (NRF) – Mining heritage component);

–	forest management work to ensure the sustainability of Québec’s forest (silvicultural work and production of seedlings).

The natural resource revenue of the general fund is estimated at $233 million in 2012-2013, $300 million in 2013-2014 and $401 million in 2014-2015.

Revenue from natural resources
(millions of dollars)

	2010-2011	2011-2012	2012-2013	2013-2014	2014-2015

Gross royalties

– Mining	305	334	245	260	385

– Forest	120	115	162	231	252

– Water-power	653	686	685	749	747

– Oil and natural gas	—	—	—	—	—

Total gross royalties	1 078	1 135	1 092	1 240	1 384

Duties and licences	19	19	16	42	43

Deposits in the Generations Fund	–650	–682	–682	–746	–789

Other

NRF – Mining heritage component	–20	–20	–20	–20	–20

Silvicultural work and production of seedlings	–120	–115	–176	–200	–200

Other	3	3	3	–16	–17

Total – Other	–137	–132	–193	–236	–237

REVENUE FROM NATURAL RESOURCES PAID INTO THE GENERAL FUND	310	340	233	300	401

The Government’s Financial Framework	C.17

2.1.2   Revenue from government enterprises

❑               Results for 2012-2013

Revenue from government enterprises is adjusted upward by $25 million for 2012-2013 thanks to the better-than-anticipated performance of the Société des alcools du Québec.

TABLE C.6

General fund
Change in revenue from government enterprises

 (millions of dollars)

	Budget 2012-2013		Budget 2013-2014

	2012-2013	Adjustments	2012-2013	(1)	2013-2014	2014-2015

Hydro-Québec	2 625	—	2 625		2 725	2 820

Loto-Québec	1 221	—	1 221		1 270	1 310

Société des alcools du Québec	990	31	1 021		1 067	1 119

Other	59	–6	53		46	50

Subtotal	4 895	25	4 920		5 108	5 299

% change	2.7		3.6		3.8	3.7

Revenue from Hydro-Québec allocated to the Generations Fund(2)	—	—	—		—	–95

TOTAL	4 895	25	4 920		5 108	5 204

(1)    Data excluding the extraordinary loss of $1 805 million related to the closure of the Gentilly-2 nuclear power plant. When this loss is included, Hydro-Québec’s net earnings amount to $820 million and revenue from government enterprises to $3 115 million.

(2)    Corresponds to the sums related to the indexation of the price of heritage pool electricity.

C.18	Budget 2013-2014 Budget Plan

❑               Outlook for 2013-2014 and 2014-2015

Revenue from government enterprises for 2013-2014 and 2014-2015 will amount to $5.1 billion and $5.2 billion respectively. Accordingly, anticipated revenue will grow by 3.8% in 2013-2014 and 3.7% in 2014-2015, before allocation to the Generations Fund of $95 million of Hydro-Québec’s revenue from the indexation of the price of heritage pool electricity.

■                 Efforts on the part of government enterprises

Revenue from government enterprises will be sustained by efforts to reduce spending and improve the productivity, as well as by the new measures put in place.

For instance, attention should be drawn to the major efforts made by the Société des alcools du Québec, whose ratio of operating costs to net sales fell from 25.2% in 2004-2005 to 18.0% in 2011-2012 and should reach 17.7% in 2014-2015. Control of these expenditures has contributed to the substantial growth in the net earnings of the Société des alcools du Québec in recent years. Moreover, these improvements will enable it in particular to make the additional efforts of $15 million, starting in 2013-2014, required by the government.

CHART C.1

Net earnings and ratio of operating costs to net sales of the Société des alcools du Québec

(millions of dollars and per cent)

The Government’s Financial Framework	C.19

In addition, Loto-Québec will implement a new marketing initiative to leverage investments made in its assets.2 These measures will help to generate additional earnings of $50 million in 2013-2014 and $90 million in 2014-2015.

❑               Broadening of the powers of the Auditor General of Québec

The government intends to bolster parliamentary control over the use and management of public funds and other public property entrusted to government enterprises,3 except the Caisse de dépôt et placement du Québec because it carries out fiduciary activities for its depositors.4 Accordingly, the government will propose legislative amendments to grant the Auditor General of Québec the power to carry out, at his or her discretion, value-for-money auditing mandates in these enterprises and their subsidiaries, regardless of whether he or she is the auditor of their books and accounts.

—

In exercising this broader power, the Auditor General will determine which mandates should be given priority, in accordance with the resources currently allocated to him or her for the purpose of performing his or her mission.

—	The Auditor General will thus enjoy, in this area, similar powers to those of other legislative auditors in Canada.

[2]	The details of the measures are described in Section A.

[3]

The concept of government enterprise corresponds to the definition given in the Auditor General Act (S.Q., chapter V-5.01). It includes notably Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

[4]	This situation is comparable to that of the Canada Pension Plan (CPP) Investment Board, which is not subject to special examinations by the Auditor General of Canada.

C.20	Budget 2013-2014 Budget Plan

Value-for-money audits

The Auditor General Act (S.Q., chapter V-5.01), adopted in 1985, grants the Auditor General the power to carry out, to the extent that he or she considers appropriate, value-for-money auditing mandates in public bodies, including government departments and agencies.

Value-for-money audits aim to foster parliamentary control by shedding light on the means that an entity’s executive puts in place in order to administer, with economy, efficiency and effectiveness, the public funds and other public property entrusted to it.

–	Economy refers to the acquisition, at the lowest cost and at the appropriate time, of financial, human and physical resources in appropriate quantity and quality.

–	Efficiency refers to the use, in the best ratio, of these resources for the supply of goods and services.

–	Effectiveness refers to the achievement, to the best degree, of the objectives or anticipated results.

Generally speaking, the current Act does not allow the Auditor General to perform a value-for-money audit of a government enterprise, at his or her discretion, unless he or she has obtained prior authorization from the corporation’s board of directors. This situation also applies to the subsidiaries of government enterprises.

The Government’s Financial Framework	C.21

2.1.3                Revenues from federal transfers

In 2012-2013, prior to the payment of federal compensation for harmonization of the QST with the GST, federal transfer revenues should reach nearly $15 billion, or $92 million less than forecast in the March 2012 budget.

—	With the addition of the first payment of $733 million in federal compensation for harmonization of the QST with the GST, federal transfer revenues will grow by 3.0%, to $15.7 billion in 2012-2013.

—

The decrease of $92 million in 2012-2013 compared with the March 2012 budget can be explained essentially by the downward revisions of $59 million in health transfers and $36 million in transfers for post-secondary education and other social programs. These adjustments are due mainly to an increase in the value of the special Québec abatement, which is subtracted from these transfers.

TABLE C.7

General fund
Change in federal transfer revenues

(millions of dollars)

	Budget 2012-2013		Budget 2013-2014

	2012-2013	Adjustments	2012-2013	2013-2014	2014-2015

Equalization	7 391	—	7 391	7 578	8 361

% change	–5.4		–5.4	2.5	10.3

Protection payment	362	—	362	—	—

Health transfers	4 821	–59	4 762	5 118	5 208

% change	6.9		5.6	7.5	1.8

Transfers for post-secondary education and other social programs	1 515	–36	1 479	1 539	1 563

% change	1.8		–0.6	4.1	1.6

Other programs	975	3	978	873	760

% change	–1.7		–7.7	–10.7	–12.9

Subtotal	15 064	–92	14 972	15 108	15 892

% change	–0.7		–1.8	0.9	5.2

Harmonization of the QST with the GST – Compensation	733	—	733	1 467	—

Allocation to FINESSS of a portion of the compensation for harmonization of the QST with the GST	—	—	—	–430	—

TOTAL	15 797	–92	15 705	16 145	15 892

% change	4.1		3.0	2.8	–1.6

C.22	Budget 2013-2014 Budget Plan

Federal transfers will be fairly stable at $15.1 billion in 2013-2014. This represents an increase of 0.9%.

—

Furthermore, taking into account the second payment of $1 467 million in federal compensation for harmonization of the QST with the GST and the allocation of $430 million from this compensation to the Fund to Finance Health and Social Services Institutions (FINESSS), federal transfers will reach $16.1 billion.

Federal transfers should increase by 5.2% in 2014-2015, to $15.9 billion. This increase can be explained primarily by:

—

an anticipated increase of 10.3% in equalization payments owing mainly to a substantial rise in Ontario’s share of the corporate income tax base starting in 2011, which reduces its equalization payments to the benefit of the other recipient provinces, including Québec, and to the impact of the decrease in Hydro-Québec’s dividend in 2012-2013 because of the closure of the Gentilly-2 nuclear power plant;

—

weaker growth in health transfers, which can be attributed to the end of the Wait Times Reduction Transfer ($58 million for Québec) and the fact that the value of tax points transferred to the provinces in 1977 are no longer taken into account in the allocation of the Canada Health Transfer (CHT) envelope, which represents a shortfall of $172 million for Québec;

—	the decrease of 12.9% in other programs, which is due mainly to the end of the Canada-Québec Labour Market Agreement in 2013-2014.

The Government’s Financial Framework	C.23

2.2                         Budgetary expenditure

The government’s budgetary expenditure, which includes program spending and debt service, is expected to reach $70.6 billion in 2012-2013, i.e. $62.6 billion for program spending and $7.9 billion for debt service.

Program spending should increase by 1.8% in 2013-2014 and 2.4% in 2014-2015.

TABLE C.8

General fund
Change in budgetary expenditure

(millions of dollars)

	Budget 2012-2013		Budget 2013-2014
	2012-2013	Adjustements	2012-2013	2013-2014	2014-2015
Program spending	62 642	—	62 642	63 791	65 350
% change	2.0		1.9	1.8	2.4
Debt service	8 237	–320	7 917	8 601	8 735
% change	10.5		7.7	8.6	1.6
TOTAL	70 879	–320	70 559	72 392	74 085
% change	3.0		2.5	2.6	2.3

Budget 2013-2014

C.24	Budget Plan

2.2.1                Spending by government departments

❑               2012-2013

Program spending in 2012-2013 stands at $62.6 billion. Growth for that year amounts to 1.9% compared with the actual results for 2011-2012.

The government has taken the necessary steps to keep the objective for program spending at the level set in Budget 2012-2013.

TABLE C.9

Change in program spending

(millions of dollars)

	2011-2012	2012-2013	2013-2014	2014-2015
PROGRAM SPENDING OBJECTIVE IN BUDGET 2012-2013	61 384	62 642	63 751	65 635
% change	2.0	2.0	1.8	3.0
Adjustments to expenditure
Reduction of $1.5 billion in public capital investments per year	—	—	—	–125
Other items	119	—	40	–160
ADJUSTMENTS	119	—	40	–285
PROGRAM SPENDING OBJECTIVE IN BUDGET 2013-2014	61 503	62 642	63 791	65 350
% change	2.5	1.9	1.8	2.4

❑               2013-2014 and 2014-2015

In 2013-2014, program spending growth will stand at 1.8%. Compared with the March 2012 budget, the level of program spending has risen by $40 million.

—              This amount will ensure the transition between the end of the 2010-2013 Québec Research and Innovation Strategy and the implementation of Québec’s new research and innovation policy.

In 2014-2015, program spending growth will fall from 3.0% to 2.4%, particularly because of the impact of the reduction in the annual level of public capital investments.

The Government’s
Financial Framework	C.25

❑               Efforts on the part of all government departments

Achievement of the budgetary objectives is conditional on rigorous control of spending by government departments and the other entities included in the government’s reporting entity.

TABLE C.10

Growth in program spending in 2013-2014

(millions of dollars)

			Change
	2012-2013	2013-2014	$ million	%

Santé et Services sociaux	30 219	31 258	1 039	3.4	(1)
Éducation, Loisir et Sport	10 022	10 205	183	1.8
Enseignement supérieur, Recherche, Science et Technologie	6 215	6 337	122	2.0
Famille	2 397	2 474	77	3.2
Other departments	13 789	13 517	–272	–2.0
TOTAL	62 642	63 791	1 149	1.8

Note: Since figures are rounded, the sum of the amounts may not correspond to the total.

(1)    Including the contribution of $1 449 million from FINESSS, funding for the Ministère de la Santé et des Services sociaux will grow by 4.8% in 2013-2014.

Source: Secrétariat du Conseil du trésor.

Budget 2013-2014

C.26	Budget Plan

In 2013-2014, program spending will increase by 1.8%, or $1 149 million, to $63.8 billion.

—               Program spending for the Ministère de la Santé et des Services sociaux will rise by $1 039 million, or 3.4%.

—      Including projected spending of $1 449 million by FINESSS, health funding will grow by 4.8%.

—               Spending allocated to the Ministère de l’Éducation, du Loisir et du Sport will be raised by $183 million, or 1.8%, while that granted to the Ministère de l’Enseignement supérieur, de la Recherche, de la Science et de la Technologie will be raised by $122 million, or 2.0%.

—               Spending by the Ministère de la Famille will increase by $77 million, or 3.2%.

—               Spending by other departments will be reduced overall by $272 million, or 2.0%.

CHART C.2

Increase in program spending in 2013-2014

(millions of dollars)

(1)           Increase in program spending including FINESSS for an amount of $451 million.

The Government’s
Financial Framework	C.27

❑               Weight of government spending in the economy

The forecast for spending in 2013-2014 is in line with the government’s overall objective to restore fiscal balance by 2013-2014.

After reaching a peak of 24.2% in 2009-2010 during the recession, the weight of government spending in the economy will be gradually reduced to 22.7% of GDP in the context of restoring fiscal balance. This amounts to a difference of 1.5 percentage points in relation to the historical average from 1973-1974 to 2014-2015.

CHART C.3

Consolidated expenditure excluding debt service

(as a percentage of GDP)

Budget 2013-2014

C.28	Budget Plan

2.2.2                Debt service

In 2012-2013, debt service should stand at $7.9 billion, i.e. $4.9 billion for direct debt service and $3.0 billion for interest ascribed to the retirement plans.

Overall, debt service is revised downward by $320 million in 2012-2013 compared with the forecast in the March 2012 budget, mainly because of lower-than anticipated interest rates.

Debt service is expected to climb by 7.7% in 2012-2013, primarily as a result of growth in the debt and the impact of the returns of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (this income is applied against the interest ascribed to the retirement plans).

In addition, in 2012-2013, owing to the fact that interest rates are not expected to fall as much as they did in 2011-2012, the Sinking Fund for Government Borrowings will not realize as many gains on the disposal of securities as it did in 2011-2012, such that the income of this fund, which is applied against direct debt service, will be lower than in the previous year.

The 8.6% growth in debt service in 2013-2014 is due to the projected increase in interest rates, growth of the debt and the impact of the returns of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund.

An increase of 1.6% is forecast for 2014-2015, essentially because of the rise in interest rates.

TABLE C.11

General fund
Change in debt service

(millions of dollars)

	Budget 2012-2013		Budget 2013-2014
	2012-2013	Adjustments	2012-2013	2013-2014	2014-2015
Direct debt service	5 217	–289	4 928	5 335	5 581
Interest ascribed to the retirement plans	3 032	–24	3 008	3 287	3 179
Interest ascribed to employee future benefits(1)	–12	–7	–19	–21	–25
TOTAL	8 237	–320	7 917	8 601	8 735
% change	10.5		7.7	8.6	1.6

(1)    Including the interest on the obligation relating to the survivor’s pension plan minus the investment income of the Survivor’s Pension Plan Fund and the interest on the obligation relating to accumulated sick leave minus the investment income of the Accumulated Sick Leave Fund.

The Government’s
Financial Framework	C.29

❑    Proportion of revenue devoted to the debt service of the general fund

The share of budgetary revenue devoted to the debt service of the general fund should stand at 11.7% in 2014-2015, compared with 16.0% in 2000-2001.

CHART C.4

Debt service of the general fund

(as a percentage of revenue)

Budget 2013-2014

C.30	Budget Plan

2.3                         Consolidated expenditure

In addition to the program spending of the departments and budget-funded bodies presented earlier, the following table presents the expenditures of the special funds, non-budget-funded bodies, organizations in the health and social services and education networks and the specified purpose accounts, as well as tax-funded expenditures.

This presentation reflects the level and growth of the government’s total spending, i.e. its consolidated expenditure. This table makes it possible to compare this expenditure with the data in Québec’s public accounts and the data of the other Canadian provinces.

TABLE C.12

Change in consolidated expenditure

(millions of dollars)

	2012-2013	2013-2014	2014-2015
Program spending	62 642	63 791	65 350
% change	1.9	1.8	2.4
Special funds	7 480	8 347	8 588
% change	13.8	11.6	2.9
Non-budget-funded bodies	17 471	18 530	19 769
% change	4.6	6.1	6.7
Health and social services and education networks	35 885	36 853	37 943
% change	1.7	2.7	3.0
Specified purpose accounts	1 368	1 201	994
% change	– 7.4	–12.2	–17.2
Tax-funded expenditures(1)	6 215	6 196	6 204
% change	3.3	–0.3	0.1
Consolidation adjustments(2)	–50 080	–52 034	–53 759
Consolidated expenditure excluding debt service	80 981	82 884	85 089
% change	2.8	2.3	2.7
Debt service
General fund	7 917	8 601	8 735
% change	7.7	8.6	1.6
Consolidated entities(3)	2 148	2 268	2 449
% change	2.1	5.6	8.0
Consolidated debt service	10 065	10 869	11 184
% change	6.5	8.0	2.9
CONSOLIDATED EXPENDITURE	91 046	93 753	96 273
% change	3.2	3.0	2.7

(1)    Includes doubtful tax accounts.

(2)    The consolidation adjustments stem mainly from the elimination of transactions between entities in different sectors.

(3)    Includes consolidation adjustments.

The Government’s
Financial Framework	C.31

[This page intentionally left blank]

The Government’s
Financial Framework	C.32

❑    Consolidated expenditure excluding debt service

Consolidated expenditure excluding debt service includes program spending and the expenditures of the special funds, non-budget-funded bodies, organizations in the health and social services and education networks and the specified purpose accounts, as well as tax-funded expenditures.

Consolidated expenditure excluding debt service is expected to grow by 2.8% in 2012-2013, 2.3% in 2013-2014 and 2.7% in 2014-2015, or by less than the average annual rate of 5.6% recorded from 2005-2006 to 2009-2010 and the annual rates of 3.6% and 3.1% observed in 2010-2011 and 2011-2012 respectively.

¾    Special funds

Spending by the special funds from 2012-2013 to 2014-2015 will grow by 13.8%, 11.6% and 2.9 % per year. These increases reflect the high growth of certain special funds, particularly:

—                FINESSS, for the funding of health-care institutions;

—                FORT, for the funding of road network and public transit infrastructures.

¾    Non-budget-funded bodies

Non-budget-funded bodies show annual spending growth of 4.6%, 6.1% and 6.7% from 2012-2013 to 2014-2015.

As with the special funds, the priority mission of certain non-budget-funded bodies explains the higher growth in their spending. This is the case, for example, of the Régie de l’assurance maladie du Québec (RAMQ) and the Fonds de l’assurance médicaments (FAM).

TABLE C.13

Non budget-funded bodies – Spending excluding debt service

(millions of dollars)

	2012-2013	2013-2014	2014-2015
RAMQ	6 838	7 364	7 942
FAM	3 485	3 750	4 044
Subtotal	10 323	11 114	11 986
% change	7.1	7.7	7.8
Other non-budget-funded bodies	7 148	7 416	7 783
% change	1.3	3.7	5.0
TOTAL	17 471	18 530	19 769
% change	4.6	6.1	6.7

Budget 2013-2014

C.33	Budget Plan

¾    Health and social services and education networks

Organizations in the health and social services and education networks show spending growth of 1.7%, 2.7% and 3.0% per year from 2012-2013 to 2014-2015. This change reflects the fact that a large share of the growth allocated to the health sector is helping to finance the remuneration granted to physicians, which is accounted for in the results of the Régie de l’assurance maladie du Québec (RAMQ).

¾    Specified purpose accounts

Spending by the specified purpose accounts will fall by 7.4% in 2012-2013, 12.2% in 2013-2014 and 17.2% in 2014-2015. The decline observed is due, for the most part, to the end of federal infrastructure stimulus programs.

¾    Tax-funded expenditures

Refundable tax credits for individuals and corporations, which are similar to tax-funded expenditures, are classified in spending rather than as reductions in revenue. Doubtful account expenditures in respect of these tax revenues are added to these expenditures.

Tax-funded expenditures will rise by 3.3% in 2012-2013, fall by 0.3% in 2013-2014 and increase by 0.1% in 2014-2015.

❑              Consolidated expenditure

The growth of consolidated expenditure comprises total government spending, including consolidated debt service, i.e. the debt service of the general fund and the consolidated entities as a whole.

Annual growth in consolidated expenditure will amount to 3.2% in 2012-2013, 3.0% in 2013-2014 and 2.7% in 2014-2015.

The Government’s
Financial Framework	C.34

3.                       CONSOLIDATED REVENUE AND EXPENDITURE

The consolidated financial forecasts include the budgetary revenue and expenditure of the general fund as well as the budgetary revenue and expenditure of all the entities in the government’s reporting entity.

They provide more detailed information on the revenue and expenditure included in the government’s financial projections. In addition, these financial forecasts enable reconciliation with the actual results presented in the public accounts.

Budget 2013-2014
C.35	Budget Plan

3.1      Change in consolidated revenue and expenditure from 2012-2013 to 2014-2015

Table C.14 presents the government’s consolidated financial framework for fiscal 2012-2013 to 2014-2015.

More specifically, tables C.15, C.16 and C.17 present the consolidated results by sector for 2012-2013 to 2014-2015.

This sector-based information shows separately the transactions carried out by the general fund, special funds, non-budget-funded bodies, health and social services and education networks and specified purpose accounts.

In addition, since April 1, 2012, a new public sector accounting standard in Canada has required that refundable tax credits for individuals and corporations, which are similar to tax-funded transfer expenditures be classified in spending rather than as reductions in revenue. This change in the presentation of financial information has no impact on the government’s budgetary balance.

—           In addition, doubtful tax accounts, which represent tax revenue that the government does not expect to recover, are also presented separately under the heading “tax-funded expenditures”.

Lastly, to determine consolidated revenue and expenditure levels, financial transactions between entities in the government’s reporting entity have been eliminated.

The financial framework of Budget 2013-2014 for consolidated revenue and expenditure from 2011-2012 to 2017-2018 is presented in Section A.

The Government’s
Financial Framework	C.36

TABLE C.14

Financial framework for consolidated revenue and expenditure

(millions of dollars)

	2012-2013	2013-2014	2014-2015

Revenue
General fund	68 897	72 360	74 472
Special funds	8 865	10 041	9 908
Generations Fund	879	1 039	1 386
Non-budget-funded bodies	18 993	19 961	21 229
Health and social services and education networks	36 642	37 764	38 941
Specified purpose accounts	1 368	1 201	994
Tax-funded transfers(1)	6 215	6 196	6 204
Consolidation adjustments(2)	–51 234	–53 370	–55 405
Consolidated revenue	90 625	95 192	97 729

Expenditure
General fund	–62 642	–63 791	–65 350
Special funds	–7 480	–8 347	–8 588
Non-budget-funded bodies	–17 471	–18 530	–19 769
Health and social services and education networks	–35 885	–36 853	–37 943
Specified purpose accounts	–1 368	–1 201	–994
Tax-funded transfers(1)	–6 215	–6 196	–6 204
Consolidation adjustments(2)	50 080	52 034	53 759

Consolidated expenditure excluding debt service	–80 981	–82 884	–85 089
Debt service
General fund	–7 917	–8 601	–8 735
Consolidated entities(3)	–2 148	–2 268	–2 449

Consolidated debt service	–10 065	–10 869	–11 184

Consolidated expenditure	–91 046	–93 753	–96 273

Contingency reserves	–200	–400	–500
Extraordinary loss – Closure of Gentilly-2	–1 805	—	—
Difference to be offset	—	—	430

SURPLUS (DEFICIT)	–2 426	1 039	1 386

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	–879	–1 039	–1 386

Exclusion of the extraordinary loss	1 805	—	—

BUDGETARY BALANCE(4)	–1 500	—	—

(1)    Includes doubtful tax accounts.

(2)    The consolidation adjustments stem mainly from the elimination of transactions between entities in different sectors.

(3)    Includes consolidation adjustments.

(4)    Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2013-2014
C.37	Budget Plan

TABLE C.15

Detailed consolidated financial framework

(millions of dollars)

	2012-2013

	Consolidated Revenue Fund

	General fund	Special funds	Generations Fund	Specified purpose accounts

Revenue
Income and property taxes	30 084	1 808
Consumption taxes	16 210	2 275
Duties and permits	505	1 219
Miscellaneous	1 473	1 355		211
Government enterprises	4 920
Other revenue sources			879

Own-source revenue	53 192	6 657	879	211
Québec government transfers		2 121
Federal transfers	15 705	87		1 157

Total revenue	68 897	8 865	879	1 368

Expenditure
Expenditure	–62 642	–7 480		–1 368
Debt service	–7 917	–1 156

Total expenditure	–70 559	–8 636	—	–1 368

Contingency reserve	–200
Extraordinary loss – Closure of Gentilly-2	–1 805

SURPLUS (DEFICIT)	–3 667	229	879	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund			–879

Exclusion of the extraordinary loss	1 805

BUDGETARY BALANCE(3)	–1 862	229	—	—

(1)    Includes doubtful tax accounts.

(2)    Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of transactions between entities in different sectors.

(3)    Budgetary balance within the meaning of the Balanced Budget Act.

The Government’s
Financial Framework	C.38

2012-2013

Tax-funded expenditures	(1)	Non-budget- funded bodies	Health and social services and education networks	Consolidation adjustments	(2)	Consolidated results

5 921		872	1 554	–314		39 925
294		97		–1 917		16 959
		417		–78		2 063
		4 560	3 574	–2 995		8 178
						4 920
						879

6 215		5 946	5 128	–5 304		72 924
		11 745	31 250	–45 116		—
		1 302	264	–814		17 701

6 215		18 993	36 642	–51 234		90 625

–6 215		–17 471	–35 885	50 080		–80 981
		–1 206	–857	1 071		–10 065

–6 215		–18 677	–36 742	51 151		–91 046

						–200
						–1 805

—		316	–100	–83		–2 426

						–879
						1 805

—		316	–100	–83		–1 500

Budget 2013-2014
C.39	Budget Plan

TABLE C.16

Detailed consolidated financial framework

(millions of dollars)

	2013-2014

	Consolidated Revenue Fund

	General fund	Special funds	Generations Fund	Specified purpose accounts

Revenue
Income and property taxes	31 769	1 903
Consumption taxes	17 231	2 455
Duties and permits	580	1 303
Miscellaneous	1 527	1 574		205
Government enterprises	5 108
Other revenue sources			1 039

Own-source revenue	56 215	7 235	1 039	205
Québec government transfers		2 242
Federal transfers	16 145	564		996

Total revenue	72 360	10 041	1 039	1 201

Expenditure
Expenditure	–63 791	–8 347		–1 201
Debt service	–8 601	–1 415

Total expenditure	–72 392	–9 762	—	–1 201

Contingency reserve	–400

SURPLUS (DEFICIT)	–432	279	1 039	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund			–1 039

BUDGETARY BALANCE(3)	–432	279	—	—

(1)    Includes doubtful tax accounts.

(2)    Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of transactions between entities in different sectors.

(3)    Budgetary balance within the meaning of the Balanced Budget Act.

The Government’s
Financial Framework	C.40

2013-2014

Tax-funded expenditures	(1)	Non-budget- funded bodies	Health and social services and education networks	Consolidation adjustments	(2)	Consolidated results

5 902		939	1 580	–382		41 711
294		98		–1 955		18 123
		399		–67		2 215
		4 974	3 672	–3 117		8 835
						5 108
						1 039

6 196		6 410	5 252	–5 521		77 031
		12 539	32 246	–47 027		—
		1 012	266	–822		18 161

6 196		19 961	37 764	–53 370		95 192

–6 196		–18 530	–36 853	52 034		–82 884
		–1 204	–911	1 262		–10 869

–6 196		–19 734	–37 764	53 296		–93 753

						–400

—		227	—	–74		1 039

						–1 039

—		227	—	–74		—

Budget 2013-2014
C.41	Budget Plan

TABLE C.17

Detailed consolidated financial framework

(millions of dollars)

	2014-2015

	Consolidated Revenue Fund

	General fund	Special funds	Generations Fund	Specified purpose accounts

Revenue
Income and property taxes	33 549	1 987
Consumption taxes	17 579	2 490
Duties and permits	693	1 370
Miscellaneous	1 555	1 826		198
Government enterprises	5 204
Other revenue sources			1 386

Own-source revenue	58 580	7 673	1 386	198
Québec government transfers		2 078
Federal transfers	15 892	157		796

Total revenue	74 472	9 908	1 386	994

Expenditure
Expenditure	–65 350	–8 588		–994
Debt service	–8 735	–1 698

Total expenditure	–74 085	–10 286	—	–994

Contingency reserve	–500
Difference to be offset	430

SURPLUS (DEFICIT)	317	–378	1 386	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund			–1 386

BUDGETARY BALANCE(3)	317	–378	—	—

(1)    Includes doubtful tax accounts.

(2)    Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of transactions between entities in different sectors.

(3)    Budgetary balance within the meaning of the Balanced Budget Act.

The Government’s
Financial Framework	C.42

2014-2015

Tax-funded expenditures	(1)	Non-budget- funded bodies	Health and social services and education networks	Consolidation adjustments	(2)	Consolidated results

5 910		1 010	1 608	–444		43 620
294		99		–2 004		18 458
		404		–60		2 407
		5 119	3 771	–3 345		9 124
						5 204
						1 386

6 204		6 632	5 379	–5 853		80 199
		13 410	33 293	–48 781		—
		1 187	269	–771		17 530

6 204		21 229	38 941	–55 405		97 729

–6 204		–19 769	–37 943	53 759		–85 089
		–1 323	–998	1 570		–11 184

–6 204		–21 092	–38 941	55 329		–96 273

						–500
						430

—		137	—	–76		1 386

						–1 386

—		137	—	–76		—

Budget 2013-2014
C.43	Budget Plan

3.2                         Consolidated entities

In addition to the financial transactions of the general fund, the government’s budgetary forecasts take into account all of the consolidated entities in the government’s reporting entity, namely:

—               the special funds;

—               the Generations Fund;

—               non-budget-funded bodies;

—               the health and social services and education networks.

The following table shows the net results of the consolidated entities.

TABLE C.18

Detailed consolidated financial framework

(millions of dollars)

	2012-2013	2013-2014	2014-2015

Special funds(1)	229	279	–378
Generations Fund (dedicated revenues)	879	1 039	1 386
Non-budget-funded bodies	316	227	137
Health and social services and education networks	–100	—	—
Consolidation adjustments	–83	–74	–76

SURPLUS (DEFICIT)	1 241	1 471	1 069

(1)    Excludes the Generations Fund.

The Government’s
Financial Framework	C.44

3.2.1                Special funds

The special funds consist of 35 entities set up within government departments or organizations. Their mission is to deliver services and sell goods or to fund government programs.

The activities of the special funds may be financed through fees, tax revenues or budgetary appropriations allocated annually by Parliament.

The table below presents the net results of the special funds for 2012-2013 to 2014-2015. The special funds show surpluses of $229 million and $279 million for 2012-2013 and 2013-2014 respectively and a deficit of $378 million for 2014-2015.

TABLE C.19

Special funds(1)
Statements of results

(millions of dollars)

	2012-2013	2013-2014	2014-2015

Revenue
Income and property taxes	1 808	1 903	1 987
Consumption taxes	2 275	2 455	2 490
Duties and permits	1 219	1 303	1 370
Miscellaneous	1 355	1 574	1 826

Own-source revenue	6 657	7 235	7 673
Québec government transfers	2 121	2 242	2 078
Federal transfers	87	564	157

Total revenue	8 865	10 041	9 908

Expenditure
Expenditure	–7 480	–8 347	–8 588
Debt service	–1 156	–1 415	–1 698

Total expenditure	–8 636	–9 762	–10 286

SURPLUS (DEFICIT)	229	279	–378

(1)    Excludes the Generations Fund presented in the next section.

Budget 2013-2014
C.45	Budget Plan

List of special funds

Access to Justice Fund

Assistance Fund for Independent Community Action

Fonds d’aide aux victimes d’actes criminels

Territorial Information Fund

Labour Market Development Fund

Regional Development Fund

Financing Fund

Fund to Finance Health and Social Services Institutions (FINESSS)

Fonds de fourniture de biens ou de services du ministère de l’Emploi et de la Solidarité sociale

Rolling Stock Management Fund

Fund of the Commission des lésions professionnelles[1]

Fund of the Commission des relations du travail[1]

Highway Safety Fund

Tourism Partnership Fund

Caregiver Support Fund

Generations Fund

Register Fund of the Ministère de la Justice

Land Transportation Network Fund (FORT)

Natural Resources Fund

Police Services Fund

Information Technology Fund of the Ministère de l’Emploi et de la Solidarité sociale

Fund of the Bureau de décision et de révision[1]

Fonds du centre financier de Montréal

Economic Development Fund

Québec Cultural Heritage Fund

Northern Plan Fund

Fund of the Administrative Tribunal of Québec[1]

Fund for the Promotion of a Healthy Lifestyle

Early Childhood Development Fund

Sports and Physical Activity Development Fund

University Excellence and Performance Fund

Fonds québécois d’initiatives sociales

Natural Disaster Assistance Fund

Tax Administration Fund (FRAF)

Green Fund

1    Includes the operations of the body that performs an adjudicative role.

The Government’s
Financial Framework	C.46

3.2.2                Generations Fund

Revenues dedicated to the Generations Fund are expected to reach $879 million in 2012-2013.

In 2013-2014 and 2014-2015, revenues dedicated to the Generations Fund are expected to amount to $1 039 million and $1 386 million respectively. As a result, the book value of the Generations Fund will reach $6 881 million as at March 31, 2015. The results of and change in the Generations Fund are presented in greater detail in Section G.

TABLE C.20

Revenues dedicated to the Generations Fund

(millions of dollars)

	2012-2013	(1)	2013-2014	(2)	2014-2015

Dedicated revenues
Water-power royalties	682		746		744
Indexation of the price of heritage pool electricity	—		—		95
Mining, oil and gas royalties	—		—		45
Tax on alcoholic beverages	—		—		100
Unclaimed property	12		12		12
Investment income	185		281		390

TOTAL	879		1 039		1 386

(1)    Excludes the deposit of $300 million from the Territorial Information Fund. For more information, see Section G.

(2)    Excludes the use of $1 billion to repay maturing borrowings.

Budget 2013-2014
C.47	Budget Plan

3.2.3                Non-budget-funded bodies

Non-budget-funded bodies were created to provide specific public services. These bodies include:

—               La Financière agricole du Québec in the agricultural sector;

—               the Agence métropolitaine de transport and the Société des traversiers du Québec in the transportation sector;

—               government museums and the Société de développement des entreprises culturelles in the cultural sector.

The 62 non-budget-funded bodies are expected to show surpluses of $316 million in 2012-2013, $227 million in 2013-2014 and $137 million in 2014-2015.

TABLE C.21

Non-budget-funded bodies
Statements of results

(millions of dollars)

	2012-2013	2013-2014	2014-2015

Revenue
Income and property taxes	872	939	1 010
Consumption taxes	97	98	99
Duties and permits	417	399	404
Miscellaneous	4 560	4 974	5 119

Own-source revenue	5 946	6 410	6 632
Québec government transfers	11 745	12 539	13 410
Federal transfers	1 302	1 012	1 187

Total revenue	18 993	19 961	21 229

Expenditure
Expenditure	—17 471	—18 530	—19 769
Debt service	—1 206	—1 204	—1 323

Total expenditure	—18 677	—19 734	—21 092

SURPLUS (DEFICIT)	316	227	137

The Government’s
Financial Framework	C.48

List of non-budget-funded bodies

Agence du revenu du Québec

Agence métropolitaine de transport

Autorité des marchés financiers

Bibliothèque et Archives nationales du Québec

Centre de la francophonie des Amériques

Centre de recherche industrielle du Québec

Centre de services partagés du Québec

Commission de la capitale nationale du Québec

Commission des normes du travail

Commission des services juridiques

Conseil des arts et des lettres du Québec

Conservatoire de musique et d’art dramatique du Québec

Corporation d’urgences-santé

École nationale de police du Québec

École nationale des pompiers du Québec

Financement-Québec

Fondation de la faune du Québec

Fonds d’aide aux recours collectifs

Fonds de l’assurance médicaments

Fonds de recherche du Québec – Nature et technologies

Fonds de recherche du Québec – Santé

Fonds de recherche du Québec – Société et culture

Héma-Québec

Infrastructure Québec

Institut de la statistique du Québec

Institut de tourisme et d’hôtellerie du Québec

Institut national de la santé publique du Québec

Institut national des mines

Institut national d’excellence en santé et services sociaux

La Financière agricole du Québec

Musée d’art contemporain de Montréal

Musée de la civilisation

Musée national des beaux-arts du Québec

Office de la sécurité du revenu des chasseurs et piégeurs cris

Office des professions du Québec

Office Québec-Amériques pour la jeunesse

Office Québec-Monde pour la jeunesse

Régie de l’assurance maladie du Québec

Régie de l’énergie

Régie des installations olympiques

Régie du bâtiment du Québec

Régie du cinéma

Services Québec

Société de développement de la Baie-James

Société de développement des entreprises culturelles

Société de financement des infrastructures locales du Québec

Société de la Place des Arts de Montréal

Société de l’assurance automobile du Québec

Société de la Place des Arts de Montréal

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

Société des traversiers du Québec

Société de télédiffusion du Québec

Société d’habitation du Québec

Société du Centre des congrès de Québec

Société du Grand Théâtre de Québec

Société du Palais des congrès de Montréal

Société du parc industriel et portuaire de Bécancour

Société immobilière du Québec

Société nationale de l’amiante

Société québécoise d’assainissement des eaux

Société québécoise de récupération et de recyclage

Société québécoise d’information juridique

Budget 2013-2014
C.49	Budget Plan

3.2.4                Health and social services and education networks

The health and social services network is made up of 197 entities. These entities comprise 15 agencies and one regional authority in health and social services, as well as 181 public health and social services institutions.

As for the education network, it is made of up 132 entities, including 73 school boards, 48 CEGEPs and the Université du Québec and its 10 constituent universities.

The health and social services and education networks show a deficit of $100 million for 2012-2013. These networks will show balanced budgets as of 2013-2014.

TABLE C.22

Health and social services and education networks
Statements of results

(millions of dollars)

	2012-2013	2013-2014	2014-2015

Revenue
Income and property taxes	1 554	1 580	1 608
Miscellaneous	3 574	3 672	3 771
Own-source revenue	5 128	5 252	5 379
Québec government transfers	31 250	32 246	33 293
Federal transfers	264	266	269
Total revenue	36 642	37 764	38 941

Expenditure
Expenditure	–35 885	–36 853	–37 943
Debt service	–857	–911	–998
Total expenditure	–36 742	–37 764	–38 941
SURPLUS (DEFICIT)	–100	—	—

The Government’s
Financial Framework	C.50

4.                       PUBLIC CAPITAL INVESTMENTS

The government’s capital investments have grown significantly in recent years.This substantial increase in investments raises two major issues that the government must consider:

—	current and projected levels of capital expenditures are generating strong pressure on the government’s debt and expenditure;

—	certain aspects of the processes involved in planning and managing capital expenditures can be improved.

	—	Therefore, the government mandated the firm SECOR-KPMG to study the current management of the Québec Infrastructures Plan (QIP) and the project planning process.

In Budget 2013-2014, the government is presenting new policy directions to reconcile the need to renew and develop infrastructure with the government’s ability to pay.

Accordingly, the government is announcing two major changes right now:5

—

a maximum is being set for total public capital investments until 2025-2026. Over the next five years, the maximum will stand at $9.5 billion on average per year, which represents a reduction of $1.5 billion per year compared with the levels forecast in the March 2012 budget;

—	the government will improve the planning and management of infrastructure as a whole.

In the coming year, the Secrétariat du Conseil du trésor will make public all of the actions chosen to implement these new policy directions. In addition, it will describe the details of public capital investments, particularly by sector and type of investment, at a later date.

Other investments are also made by government enterprises, namely, Hydro-Québec, the Société des alcools du Québec and Loto-Québec. The details of these investments are described in Appendix 1.

5                           For more information on the measures announced, see Section A.

Budget 2013-2014
C.51	Budget Plan

❑               Setting a maximum for public capital expenditures

In 2012-2013, the maximum envelopes allocated total $12.5 billion. From 2013-2014 to 2017-2018, the average annual level of these investments will amount to $9.5 billion.

Moreover, even if public capital investments decrease by $1.5 billion as of 2013-2014, the levels will remain very high compared with the 2003-2004 level.

TABLE C.23

Maximum envelopes allocated for capital investments as a whole

(billions of dollars)

	Investments under the old QIP	Investments outside the old QIP	Subtotal	Reductions	New envelopes allocated

2003-2004	3.3	0.9	4.2	—	4.2
2004-2005	3.5	0.8	4.3	—	4.3
2005-2006	4.0	0.8	4.8	—	4.8
2006-2007	4.2	1.0	5.2	—	5.2
2007-2008	5.0	1.3	6.3	—	6.3
2008-2009	6.6	1.5	8.1	—	8.1
2009-2010	7.8	1.8	9.6	—	9.6
2010-2011	7.6	1.8	9.4	—	9.4
2011-2012	7.9	1.9	9.8	—	9.8
2012-2013	9.8	2.7	12.5	—	12.5	$9.5 billion on average
2013-2014	9.4	2.6	12.0	–1.5	10.5
2014-2015	9.1	2.5	11.6	–1.5	10.1
2015-2016	8.0	2.2	10.2	–1.5	8.7
2016-2017	8.4	2.3	10.7	–1.5	9.2
2017-2018	8.3	2.3	10.6	–1.5	9.1
2018-2019	8.3	2.3	10.6	–1.5	9.1
2019-2020	8.2	2.3	10.5	–1.5	9.0
2020-2021	8.1	2.3	10.4	–1.5	8.9
2021-2022	8.0	2.2	10.2	–1.5	8.7
2022-2023	8.2	2.3	10.5	–1.5	9.0
2023-2024	8.4	2.3	10.7	–1.5	9.2
2024-2025	8.7	2.4	11.1	–1.5	9.6
2025-2026	8.9	2.5	11.4	–1.5	9.9

The Government’s
Financial Framework	C.52

5.                       NON-BUDGETARY TRANSACTIONS

Non-budgetary transactions consist of the transactions of the general fund and those of the consolidated entities. They are presented by activity, namely:

—               investments, loans and advances;

—               capital expenditures;

—               retirement plans and employee future benefits;

—               other accounts.

For 2012-2013, non-budgetary requirements stand at $3.3 billion. In 2013-2014 and 2014-2015, non-budgetary requirements are expected to total $1.2 billion and $2.7 billion respectively.

TABLE C.24

Summary of non-budgetary transactions(1)

(millions of dollars)

	2012-2013	2013-2014	2014-2015

General fund
Investments, loans and advances	–1 335	–951	–1 718
Capital expenditures	–242	–249	–260
Retirement plans and employee future benefits	2 646	2 625	2 611
Other accounts	71	1 577	764
Total	1 140	3 002	1 397
Consolidated entities
Investments, loans and advances	682	–551	361
Capital expenditures	–4 721	–3 886	–3 695
Retirement plans and employee future benefits	—	—	—
Other accounts	–436	224	–760
Total	–4 475	–4 213	–4 094
Summary of non-budgetary transactions
Investments, loans and advances	–653	–1 502	–1 357
Capital expenditures	–4 963	–4 135	–3 955
Retirement plans and employee future benefits	2 646	2 625	2 611
Other accounts	–365	1 801	4
TOTAL NON-BUDGETARY TRANSACTIONS	–3 335	–1 211	–2 697

(1)    A negative entry indicates a financial requirement and a positive entry, a source of financing.

Budget 2013-2014
C.53	Budget Plan

❑               Investments, loans and advances

Net financial requirements for investments, loans and advances for 2012-2013, amount to $0.7 billion. The forecasts for 2013-2014 and 2014-2015 are $1.5 billion and $1.4 billion respectively.

For 2012-2013, the investments, loans and advances of the general fund show financial requirements of $1.3 billion.

The investments, loans and advances of the consolidated entities should contribute to reducing financing needs by $0.7 billion in 2012-2013.

❑               Retirement plans and employee future benefits

For 2012-2013, the balance of non-budgetary transactions for the retirement plans and employee future benefits is $2.6 billion, which reduces the government’s financing needs.

For 2013-2014 and 2014-2015, the retirement plans and employee future benefits should help to reduce financing needs by $2.6 billion a year for each of these fiscal years as well.

❑               Other accounts

Financial requirements for other accounts consist of a series of changes in assets and liabilities such as accounts receivable, accounts payable and deferred revenue.

In 2012-2013, the change in these other accounts constitutes a financial requirement of $0.4 billion.

❑               Capital expenditures

In 2012-2013, financial requirements associated with capital expenditures will total $5.0 billion.

Forecast financial requirements for 2013-2014 and 2014-2015 stand at $4.1 billion and $4.0 billion respectively.

The Government’s
Financial Framework	C.54

TABLE C.25

Net capital investments(1)

(millions of dollars)

	2012-2013	2013-2014	2014-2015

General fund
Investments	–402	–413	–423
Depreciation	160	164	163
Net investments – General fund	–242	–249	–260
Consolidated entities
Investments	–9 434	–8 365	–8 391
Depreciation	3 205	3 568	3 851
Net investments – Consolidated entities	–6 229	–4 797	–4 540
CONSOLIDATED
Investments	–9 836	–8 778	–8 814
Depreciation	3 365	3 732	4 014
Net investments – Consolidated	–6 471	–5 046	–4 800

Less: PPP investments(2)	1 508	911	845
NET CAPITAL INVESTMENTS	–4 963	–4 135	–3 955

(1)      A negative entry indicates a financial requirement and a positive entry, a source of financing.

(2)      PPP investments correspond to new commitments that are taken into account in the government’s gross debt.

Capital investments made under public-private partnership (PPP) agreements do not entail financial requirements for the government for the portion of financing borne by the private partner. In accordance with the government’s accounting policies, PPP investments are recognized in the government’s assets as well as in its debt.

Budget 2013-2014
C.55	Budget Plan

6.                       NET FINANCIAL REQUIREMENTS

Surpluses or net financial requirements represent the difference between the government’s cash inflow and disbursements. This measure takes into account not only changes in the budgetary balance on an accrual basis, but also resources or requirements arising from the acquisition of fixed assets, loans, investments and advances, and from other activities such as paying accounts payable and collecting accounts receivable. The difference between the budgetary balance and net financial requirements is recognized in non-budgetary transactions.

As a whole, the government’s net financial requirements stand at $5.8 billion for 2012-2013, $0.2 billion for 2013-2014 and $1.3 billion for 2014-2015.

TABLE C.26

Net financial requirements(1)

(millions of dollars)

	2012-2013	2013-2014	2014-2015

SURPLUS (DEFICIT)	–2 426	1 039	1 386
Non-budgetary transactions
Investments, loans and advances	–653	–1 502	–1 357
Capital expenditures	–4 963	–4 135	–3 955
Retirement plans and employee future benefits	2 646	2 625	2 611
Other accounts	–365	1 801	4
Total non-budgetary transactions	–3 335	–1 211	–2 697
NET FINANCIAL REQUIREMENTS	–5 761	–172	–1 311

(1)    A negative entry indicates a financial requirement and a positive entry, a source of financing.

The Government’s
Financial Framework	C.56

The net financial requirements shown in the previous table come from the following sources:

—

The net financial requirements of the general fund amount to $2.5 billion for 2012-2013. The general fund will show a surplus of $2.6 billion in 2013-2014 and $1.7 billion in 2014-2015. These variations mainly reflect the deficit forecast for 2012-2013 and the return to a balanced budget in 2013-2014.

—

The net financial requirements of the consolidated entities, excluding the Generations Fund, stand at $4.4 billion for 2012-2013, $3.8 billion for 2013-2014 and $4.4 billion for 2014-2015. These net financial requirements stem largely from infrastructure investments projected by the Land Transportation Network Fund and by the health and social services and education networks.

The net financial surpluses of the Generations Fund amount to $1.2 billion for 2012-2013, $1.0 billion for 2013-2014 and $1.4 billion for 2014-2015.

TABLE C.27

Net financial requirements by entity(1)

(millions of dollars)

	2012-2013		2013-2014		2014-2015

General fund	–2 527		2 570		1 714
Consolidated entities(2)	–4 413		–3 781		–4 411
Generations Fund	1 179	(3)	1 039	(4)	1 386
NET FINANCIAL REQUIREMENTS	–5 761		–172		–1 311

(1)    A negative entry indicates a financial requirement and a positive entry, a source of financing.

(2)    Excludes the Generations Fund.

(3)    Includes a deposit of $300 million from the accumulated surpluses of the Territorial Information Fund.

(4)    Excludes the use of $1 billion to repay maturing borrowings.

Budget 2013-2014
C.57	Budget Plan

APPENDIX 1:                               INVESTMENT PROJECTS BY GOVERNMENT ENTERPRISES

Government enterprises will continue to make investments that will contribute to Québec’s economic growth. In 2013-2014, investments by these corporations will increase by $746 million compared with 2012-2013, to $5.3 billion. They will amount to $5.2 billion in 2014-2015.

❑               Hydro-Québec

In 2013, despite the abandonment of the project to refurbish the Gentilly-2 nuclear power plant, Hydro-Québec will boost its investments by $701 million compared with the previous year, for a total of $4.9 billion. In 2014, Hydro-Québec’s total investments will rise slightly and reach $5.1 billion.

The funding devoted to the La Romaine hydroelectric complex will reach $936 million in 2013 and $1 040 million in 2014. As well, $85 million will be allocated to the Eastmain-1-A/Sarcelle/Rupert project in 2013. In addition to making a significant contribution to Québec’s economy, these two projects will play an important role in securing Québec’s energy future.

Investments of $288 million in 2013 and 2014 will also be devoted to integrating wind-energy production into the power transmission grid, while investments of $146 million in 2013 and $100 million in 2014 will be devoted to boosting Québec’s energy efficiency.

Overall, Hydro-Québec’s other investment projects will reach $3.1 billion in 2013 and $3.4 billion in 2014.

❑               Loto-Québec and the Société des alcools du Québec

Investments by Loto-Québec will reach $304 million in 2013-2014 and $78 million in 2014-2015, compared with $244 million in 2012-2013. In 2013-2014, $57 million will be allocated to completing the Casino de Montréal renovation project. These investments will enable the Casino de Montréal to better meet the needs expressed by its clientele.

In 2013-2014 as well, $150 million will be invested to replace video lottery terminals by so-called third-generation terminals. These new terminals will enable Loto-Québec to not only better manage its network but also to adopt a larger number of responsible gambling measures than it could with the second-generation terminals, which have now reached the end of their useful life.

The Government’s
Financial Framework	C.58

Investments by the Société des alcools du Québec will total $45 million in 2013-2014 and 2014-2015, compared with $60 million in 2012-2013. These investments will be devoted mainly to its outlet network, to real estate projects relating to distribution and administrative centres, and to computer system development projects.

TABLE C.28

Forecast investments by government enterprises

(millions of dollars)

	2012-2013	2013-2014	2014-2015

HYDRO-QUÉBEC(1)
Major projects
Eastmain-1-A/Sarcelle/Rupert	202.0	85.0	38.0
La Romaine complex	786.0	936.0	1 040.0
Transmission integration – Wind turbines (990 MW and 2 000 MW)	390.0	288.0	288.0
La Romaine – Integration into the power transmission grid	222.0	380.0	226.0
Global Energy Efficiency Plan	158.0	146.0	100.0
Subtotal – Major projects	1 758.0	1 835.0	1 692.0
Other projects
HQ Production	513.0	484.0	532.0
HQ TransÉnergie	1 158.0	1 569.0	1 624.0
HQ Distribution	657.0	824.0	1 068.0
Other units	148.0	223.0	175.0
Subtotal – Other projects	2 476.0	3 100.0	3 399.0
Total – Hydro-Québec	4 234.0	4 935.0	5 091.0
LOTO-QUÉBEC
Modernization of the Casino de Montréal	94.5	57.0	—
Replacement of video lottery terminals	64.8	150.0	—
Other projects	85.0	97.4	78.1
Total – Loto-Québec	244.3	304.4	78.1
SOCIÉTÉ DES ALCOOLS DU QUÉBEC
Outlet network	15.1	10.8	10.8
Other projects	44.7	34.2	34.2
Total – Société des alcools du Québec	59.8	45.0	45.0
TOTAL	4 538.1	5 284.4	5 214.1

(1)    For the fiscal year ending December 31.

Budget 2013-2014
C.59	Budget Plan

APPENDIX 2:                   GOVERNMENT TRANSFERS

The Québec government deems compliance with public sector accounting standards to be a priority. Over the past six years, the Auditor General has not issued any restrictions or comments about the government’s financial statements. The government intends to pursue this course and follow the evolution of accounting standards in order to implement the necessary changes this entails.

❑               A revised accounting standard came into effect on April 1, 2012

The Public Sector Accounting Board of Canada (PSAB) has revised the accounting standard on the recording of transfer revenues and expenditures, commonly known as “subsidies”. Governments have had to apply the revised standard starting April 1, 2012.

The standard requires that the government which pays a transfer, or the transferring government, recognize the transfer expenditure once it has been authorized by the transferring government and the eligibility criteria have been met.

In the case of the government that receives the transfer, or the recipient government, the same criteria must be met in order to recognize the transfer revenue.

—

However, when the transferring government stipulates the terms and conditions for using transferred resources or the actions that the recipient must perform in order to keep the resources, the recipient government must record a deferred revenue liability.

—	The recipient government recognizes the transfers in revenue as the terms and conditions are met.

In September 2012, the PSAB approved the creation of a discussion group whose mandate will be to discuss questions related to the application of the new accounting standards and the revised standards. The Ministère des Finances et de l’Économie du Québec will request that the revised standard on government transfers be one of the topics studied by this discussion group, which should begin its work in 2013.

The Government’s
Financial Framework	C.60

❑               The Québec government’s budgetary policy

For over 30 years now, the Québec government has funded a share of the capital investments of municipalities in, for example, sewers, water supply systems and public transit, and the capital expenditures of universities by granting annual subsidies to cover reimbursements of principal and interest on the borrowings contracted by municipalities and universities to finance these capital expenditures.

The goal is to match government spending with the use of fixed assets, which is fair for taxpayers from an intergenerational standpoint. The annual subsidies are stipulated in each of the agreements signed with municipalities and universities. They must be submitted annually to the National Assembly of Québec for approval through the adoption of appropriation acts.

The revised standard on government transfers will allow the government to maintain its current practice with regard to subsidies granted annually to repay the principal and interest on the long-term funding of capital expenditures. Indeed, when the PSAB adopted this revised standard, it did not think that it was introducing major changes in relation to the former standards.

When the transferor is a government department or budget-funded body, the funds for covering the transfers are taken from the Consolidated Revenue Fund, in accordance with the appropriations that may be granted to it only by the Parliament of Québec, i.e. the National Assembly and the Lieutenant-Governor.

This corresponds to an authorization, since no transfers may be made without these appropriations. This revised standard, which stipulates that transfer expenditures have to be recognized when they are authorized by the transferring government, must be interpreted as implying the need for the transfers to first be authorized by Parliament before the government may record transfer expenditures. The Canadian Constitution confers on the Parliament of Québec the power to authorize the government to make expenditures from the Consolidated Revenue Fund. Consequently, the recording of transfer expenditures must be aligned with parliamentary authorization, which must reflect the legal commitment contracted by the government in respect of the recipients, that is, the granting of annual subsidies to cover reimbursements of principal and interest.

❑               Current practice confirmed by independent public accounting firms

The position of the Ministère des Finances et de l’Économie du Québec has been confirmed by the independent opinions of four internationally renowned public accounting firms consulted in this regard, namely, KPMG, Ernst & Young, PricewaterhouseCoopers and Samson Bélair / Deloitte & Touche. In addition, the department has obtained legal opinions in support of its interpretation to the effect that it is the Parliament of Québec and not the government that has the power to authorize expenditures within the meaning of the revised accounting standard.

Budget 2013-2014
C.61	Budget Plan

❑               Impact of the revised accounting standard

Nonetheless, this revised standard has made it necessary to review the accounting treatment of programs administered by bodies such as the Société de financement des infrastructures locales du Québec (SOFIL) and the Société d’habitation du Québec (SHQ), whose financial assistance does not require annual authorization of appropriations by the National Assembly since the latter has granted the boards of directors of these bodies, under their statutes of incorporation, the power to authorize their financial commitments. In this context, the government estimated in its 2012-2013 budget that, because of the revised standard, accumulated deficits and liabilities should be restated by $1.2 billion as at April 1, 2012. Moreover, the financial framework for that budget provided for spending adjustments to take into account the application of the standard by these two bodies.

❑               Legislative measures to reinforce the notion of authorization

Recipients of the subsidies granted by the Québec government, particularly municipalities, universities and institutions in the health and social services and education networks, must also have a thorough knowledge of the authorization process within the Québec government in order to recognize their subsidy revenues.

To eliminate any ambiguity about the notion of authorization, the Québec government will table legislative amendments shortly to clearly explain that no transfers made by a department may be entered in the government’s accounts other than in accordance with prior authorization of the Parliament of Québec.

The Government’s
Financial Framework	C.62

Conclusions of the opinions of the public accounting firms

KPMG

“According to our analysis of the current standard, the former standard and the various exposure drafts, the standard setter did not intend to make major changes to the notions of authorization for government transfers.

Considering the arguments presented in our report, we are of the opinion that the accounting analysis for the recording of transfers stemming from the two agreements must be made on the basis of the requirements established in Section PS 3410 Government Transfers. We are also of the opinion that payment authorization is an integral part of the authorization process and that the absence of such payment authorization for transfers payable in subsequent fiscal years indicates that the authority required under paragraph PS 3410.28 was not fully exercised for all of the financial assistance provided under these two agreements.

Therefore, the government transfers for subsequent periods provided for in the two agreements examined should not be recognized in the government’s financial statements before authorization to pay is attested by an appropriation act adopted by parliamentarians.”

Ernst & Young

“Based on our work, we have concluded that the new standard on the recording of government transfers was applied and interpreted by the Contrôleur des finances in an appropriate manner for the two agreements we analyzed. Therefore, the Québec government is required to record, in the fiscal year ending March 31, 2012, only those government transfers for which appropriations were voted for 2011-2012 in accordance with the eligibility criteria that will be met.”

PricewaterhouseCoopers

“In the case of the contract with the NPO, we believe that it is reasonable to conclude that PS 3410 makes it possible to consider the approval of appropriations as the legal mechanism that establishes the authority to make the government transfer. This then becomes an acceptable accounting policy choice that must be applied in a consistent fashion under PS 3410.

Therefore, it would be appropriate to record as expenses and liabilities the government transfers for financial assistance for which the eligibility criteria have been met and for which funding has been voted for the period covered by the appropriations.

We have come to a coherent and similar conclusion for the subsidy contract with the educational institution.”

Samson Bélair / Deloitte & Touche

“We are of the opinion that in the specific case of government transfers the new accounting standard attaches considerable importance to the legal provisions for determining whether or not authorization has been given. Consequently, in the case of the agreement that is conditional on the approval of budgetary appropriations and that we analyzed in our report of June 27, 2011, a liability and an expense must be recognized only when the appropriate funding is voted by the Parliament of Québec. Indeed, it was determined that the government retains discretionary authority as long as the annual appropriations have not been voted.”

Budget 2013-2014
C.63	Budget Plan